UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 18, 2008

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Paladin Realty Income Properties, Inc. (the “Company”) entered into a Third Amended and Restated Advisory Agreement with Paladin Realty Income Properties, L.P. and Paladin Realty Advisors, LLC (the “Advisor”), dated as of July 18, 2008 (the “Amended Advisory Agreement”). The Amended Advisory Agreement will become effective upon declaration of effectiveness of the Company’s Registration Statement on Form S-11 (File Nos. 146867 and 113863) by the Securities and Exchange Commission (the “Commission”).

The Amended Advisory Agreement amended the terms of the Company’s Second Amended and Restated Advisory Agreement, dated as of February 6, 2008, as follows:

•

Section 4(d) was amended to state that neither the Advisor nor its affiliates shall be required to source for the Company any investments that are senior living assets or healthcare facilities. Previously this section provided that neither the Advisor nor its affiliates shall attempt to source for the Company any investments that are senior living assets. In addition to adding healthcare facilities to the carve out from the Company’s right of first refusal to be presented investment opportunities, this amendment enables the Advisor and its affiliates to present such opportunities to the Company but does not require them to do so.

•

Section 9(b) was amended to provide that the total of all origination fees and related acquisition expenses incurred by the Advisor and reimbursed by the Company shall not exceed 6.0% of the funds advanced with respect to the loan as opposed to 6.0% of the amount of the underlying loan. This change was made to conform this provision with the requirements of the North American Securities Administrators Association, Inc.’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA Guidelines”).

•

Section 9(e) was added in response to state comments in connection with the Company’s follow-on offering. Pursuant to Section 9(e), the Advisor will be entitled to a subordinated distribution upon listing of the Company’s shares or upon termination of the advisory agreement, in the form of, at the Advisor’s election, (a) shares of the Company’s common stock, (b) a promissory note with market terms, payable solely from the proceeds of asset sales, due and payable no later than three years from the date of issuance of such note, or (c) any combination thereof. In the event the promissory note has not been paid out of the proceeds of the Company’s sale of assets following the three year term of the promissory note, the outstanding balance of such note may, at the Advisor’s election, be convertible into shares of the Company’s common stock. In the event the Advisor elects to receive shares of the Company’s common stock or the promissory note converts into shares of the Company’s common stock and the Company’s shares are not listed on a national securities exchange, at the election of the Advisor, the Advisor and the Company shall enter into an agreement whereby the Company shall register the resale of such shares of common stock with the Commission.

•

Section 16(a)(i), which provides that the Company will not indemnify the Advisor and its affiliates unless certain conditions are met, was amended to state that one of the conditions is that the liability or loss cannot be the result of gross negligence or willful misconduct by the indemnitee in the case of an indemnitee that is an independent director as opposed to being the result of the negligence of such indemnitee. This change was made in response to state comments in connection with the Company’s follow-on offering.

•

Section 17 was revised to state that the Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorney’s fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, misconduct, negligence or reckless disregard of its duties as opposed to by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties. This change was made in response to state comments in connection with the Company’s follow-on offering.

•	The other amendments in the Amended Advisory Agreement concerned miscellaneous, non-substantive changes.

The above description of the Amended Advisory Agreement is qualified in its entirety by the terms of the Amended Advisory Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Third Amended and Restated Advisory Agreement dated as of July 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: July 23, 2008	By:	/s/ John A. Gerson
John A. Gerson
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Third Amended and Restated Advisory Agreement dated as of July 18, 2008.